Exhibit 4.7

FORM OF ADHESION AGREEMENT TO THE STOCKHOLDERS AGREEMENT AND

AMENDMENT NO. 1 TO THE STOCKHOLDERS AGREEMENT

The undersigned stockholder of International Securities Exchange, Inc. (the “Company”) hereby agrees to be bound in such capacity as a party to that certain Stockholders Agreement of the Company dated May 31, 2002, as amended by that certain Amendment to Stockholders Agreement, effective as of December 13, 2004, and acknowledges receipt of copies thereof.

By:
Name: Title:

Dated:

Schedule of Signatories to Adhesion Agreement to the

Stockholders Agreement and Amendment No. 1 to the Stockholders Agreement

Stockholder, as on Ledger	Date of Execution	Executing Signature

Taylor Bypass Trust dated 3/13/03	January 13, 2005	Jane P. Taylor, as Trustee

Taylor Survivor’s Trust dated 3/13/03	January 14, 2005	Jane P. Taylor, as Trustee

Bear Hunter Structured Products LLC	February 10, 2005	Daniel McCabe

Converging Arrows, Inc.	May 20, 2005	Thomas Grant

Bear Wagner Specialists LLC	July 25, 2005	Michael L. Winchell

OMX (US) Inc.	August 18, 2005	Roland Tibell

Jill Mercorella	October 28, 2005	Jill Mercorella

Paul Bennett	November 2, 2005	Paul Bennett

Lawrence Campbell	November 9, 2005	Lawrence Campbell

Jerome Mangano	November 9, 2005	Jerome Mangano

Daniel P. Friel	November 11, 2005	Daniel P. Friel

Gregory Maynard	November 11, 2005	Gregory Maynard

Bruce Cooperman	November 14, 2005	Bruce Cooperman

James O. Sampson III	November 16, 2005	James O. Sampson III

Katherine Simmons	November 16, 2005	Katherine Simmons

Michael Simon	November 16, 2005	Michael Simon

Richard T. Pombonyo	November 16, 2005	Richard T. Pombonyo

Bruce D. Goldberg	November 16, 2005	Bruce D. Goldberg

Krell Associates Family Limited Partnership	November 16, 2005	David Krell